Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-184395) pertaining to the 2012 Equity Incentive Plan, the 2012 Employee Stock Purchase Plan, the 2005 Stock Plan, as amended and the Non-Plan Stock Option Agreements of Workday, Inc. of our report dated March 22, 2013, with respect to the consolidated financial statements of Workday, Inc. included in this Annual Report (Form 10-K) for the year ended January 31, 2013.

/s/ Ernst & Young LLP

San Francisco, California

March 22, 2013